EXHIBIT 99.1
CHINA BOTANIC PHARMACEUTICAL INC. ANNOUNCES
RECEIPT OF DELISTING NOTICE

Harbin, China –May 7, 2013 –China Botanic Pharmaceutical Inc. (AMEX: CBP) (formerly Renhuang Pharmaceuticals, Inc.) ("China Botanic" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”) in China, announced today that on May 2, 2013, it received a notice (“Delisting Notice”) from the NYSE MKT LLC ("Exchange") indicating that based on the Company’s noncompliance with its compliance plan previously submitted by the Company on February 7, 2013 to regain compliance with Sections 134 and 1101 of the NYSE MKT Company Guide (“Company Guide”) by May 1, 2013 (the “Compliance Plan”), the Exchange has made a determination to delist the common stock of the Company from the Exchange. The Delisting Notice indicated that under Sections 1203 and 1009(d) of the Company Guide, the Company has a limited right to appeal the Exchange’s determination by requesting an oral hearing or a hearing based on a written submission before the Exchange’s Listing Qualifications Panel (“Panel”). In order to request a hearing, the Company must submit its appeal request and pay the required fee by May 9, 2013. If the Company does not elect to appeal the determination by May 9, 2013, the determination will be final and the Exchange will proceed to file an application with the Securities and Exchange Commission to delist the Company’s common stock from the Exchange.

As previously announced, on January 31, 2013, the Company received a notice of failure to satisfy a continued listing standard from the Exchange as a result of the Company’s failure to timely file its Form 10-K for the fiscal year ended October 31, 2013. In response to the letter dated January 31, 2013, the Company submitted a plan of compliance (the “Plan”) on February 14, 2013, outlining the actions that the Company has taken and the Company’s plans to bring it back into compliance by May 1, 2013. The Plan was accepted on March 1, 2013. On March 27, 2013, the Company received another notice of failure to satisfy a continued listing standard from the Exchange as a result of the Company’s failure to timely file its Form 10-Q for the period ended January 31, 2013. Due to the similar nature of the deficiencies in the notices and the inclusion of the filing timeline of the Form 10-Q in the Plan, the Company was not required to submit another plan of compliance. The Company was advised that it was subject to the procedures and requirements of Section 1009 of the Company Guide as a result of the delinquent filings. In addition, it was advised that if the Company did not bring it back into compliance with all of the Exchange’s continued listing standards within the timeframe provided or did not make progress consistent with the Plan during such plan period, the Exchange staff would initiate delisting proceedings as appropriate.

The Company was unable to file its Form 10-K and Form 10-Q pursuant to the Plan. Due to new developments resulting in Company’s failure to meet the milestones set in the Plan, on April 12, 2013, the Company submitted an amended compliance plan and requested an extension until June 15, 2013 to regain compliance (the “Revised Plan”). Subsequently on April 24, 2013, the Company requested an additional extension of its compliance end date to July 15, 2013. In light of the Company’s failure to make progress consistent with the Plan and review of materials provided and discussions with the Company and its representatives, the request for an extension of its compliance end date to July 15, 2013 was denied. The Exchange indicated in the Delisting Notice that it did not believe the Company has provided a reasonable demonstration of its ability to regain compliance in such timeframe.

The Company intends to appeal the Exchange's determination by requesting a hearing by written submission before the Panel, which request will stay the delisting determination until at least such time as the Panel renders a determination following the hearing. The Company anticipates that the hearing will take place in approximately six (6) to eight (8) weeks time. The Company is undertaking steps to address the deficiencies raised by the Exchange. However, there can be no assurance that the Company will be successful in its appeal and that the Company's request for continued listing will be granted.

ABOUT CHINA BOTANIC PHARMACEUTICAL INC.

China Botanic Pharmaceutical Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines ("TCM"), in the People's Republic of China. All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. For more information, please visit www.renhuang.com.

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's beliefs, assumptions and expectations of the Company's future operations and financial performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company's ability to manage expansion of its operations effectively, and other factors detailed in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

Company Contact:
China Botanic Pharmaceutical Inc.
Ms. Portia Tan, IR Contact
Tel: 86-451-8260-2162
Email: ir@renhuang.com

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